Exhibit 99.1

Structure Therapeutics Reports Positive Topline Data from ACCESS Program for its Once-Daily Oral Small Molecule GLP-1 Receptor Agonist, Aleniglipron

Placebo-adjusted mean weight loss of 11.3% (27.3 lbs) with 120 mg dose in the 36-week Phase 2b ACCESS study with a 10.4% adverse event-related treatment discontinuation

Placebo-adjusted mean weight loss up to 15.3% (35.5 lbs) observed with 240 mg dose in the exploratory ACCESS II study at 36 weeks

No adverse event-related treatment discontinuations observed when starting at lower 2.5 mg dose in ACCESS Open Label Extension and Body Composition Study

Data comprehensively support and inform advancement to Phase 3 clinical development program in mid-2026

Company to host conference call today at 8:30 a.m. Eastern Time

SAN FRANCISCO, December 8, 2025– Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic diseases, with a focus on obesity, today announced positive topline data from the ACCESS clinical program of aleniglipron for the treatment of people living with obesity and/or overweight with at least one weight related co-morbidity. This includes 36-week data from the core Phase 2b ACCESS study and the ongoing exploratory ACCESS II study, and interim data from the ongoing Body Composition study and the ACCESS open label extension (OLE) study. Aleniglipron is an investigational orally-available, once-daily, nonpeptide small molecule agonist of the glucagon-like-peptide-1 (GLP-1) receptor designed to address patient needs and accessibility.

In the core Phase 2b ACCESS study, aleniglipron achieved a clinically meaningful and statistically significant placebo-adjusted mean weight loss of 11.3% (27.3 lbs, p<0.0001) at the 120 mg dose at 36 weeks and across all active arms had a 10.4% adverse event (AE)-related treatment discontinuation rate. In the exploratory ACCESS II study, aleniglipron achieved a placebo-adjusted mean weight loss up to 15.3% (35.5 lbs, p<0.0001) with 240 mg dose at 36 weeks. Aleniglipron demonstrated a tolerability profile consistent with the GLP-1 receptor agonist class, and a compelling off-target safety profile. Together, these positive findings support the advancement of aleniglipron into Phase 3 clinical development.

“The topline results presented today show that aleniglipron is differentiated and delivered clinically meaningful, competitive and dose-dependent weight loss with a safety profile appropriate for chronic use in a disease that impacts millions of people,” said Raymond Stevens, Ph.D., CEO of Structure Therapeutics. “For the higher doses, the observed weight loss data at 36 weeks with no weight loss plateau is potentially best-in-class for oral small molecule GLP1s. Most importantly, these findings provide comprehensive information to move into Phase 3 development and reinforce aleniglipron’s potential to become a backbone oral small molecule therapy for obesity—one that is accessible, scalable, and combinable.”

“The weight-lowering data from these ACCESS studies, without any evidence of a plateau by Week 36, are very encouraging—particularly weight loss of up to 15.3% in ACCESS II that hopefully will be confirmed in larger, longer-term studies,” said Julio Rosenstock, MD, Chair of the ACCESS program Steering Committee and Senior Scientific Advisor of Velocity Clinical Research and Clinical Professor of Medicine, Univ. of Texas, Southwestern Medical Center. “As once-daily oral, non-peptide, small molecule GLP-1 RAs such as aleniglipron become available, they have the potential to transform obesity treatment and broaden access, which could have a profound impact on patients globally.”

“Obesity is a complex, chronic disease, and far too many individuals still face barriers to accessing effective, long-term treatment options,” said Joe Nadglowski, Obesity Action Coalition President and CEO. “A once-daily oral therapy like aleniglipron has the potential to expand treatment options for people living with obesity. The results from the ACCESS programs represent a promising advance in the therapeutic landscape and bring us closer to a future where people living with obesity have multiple, accessible options to address their needs.”

Phase 2b ACCESS study - Evaluating target doses of up to 120 mg

The core 36-week Phase 2b ACCESS study was a randomized, double-blind, placebo-controlled, Phase 2b dose-range finding clinical study that enrolled 230 adult participants living with obesity (body mass index (BMI) ≥ 30 kg/m2), or overweight (BMI ≥ 27 kg/m2) with at least one weight-related comorbidity. All participants were randomized 3:1 (active:placebo) and started at 5 mg of aleniglipron (or placebo) with a 4-week titration schedule, reaching target doses of 45 mg, 90 mg or 120 mg once-daily.

Each of the three doses in the ACCESS study achieved statistical significance on the primary endpoint and all key secondary endpoints. Primary efficacy estimandi results at 36 weeks are as follows:

	Aleniglipron 45 mg	Aleniglipron 90 mg	Aleniglipron 120 mg	Placebo
Mean percent change in body weight at 36 weeks compared to baseline	-9.0	-10.7	-12.1	-0.8
Placebo-adjusted mean percent change in body weight at 36 weeks compared to baseline	-8.2	-9.8	-11.3	-
P-value	p<0.0001	p<0.0001	p<0.0001	-

At Week 36, key secondary endpoints in the study show that 86% of participants in the aleniglipron 120 mg dose cohort achieved at least 5% weight loss and 70% achieved at least 10% weight loss. In addition, aleniglipron demonstrated clinically meaningful improvements in systolic blood pressure (-6.4 to -7.5 mmHg) and HbA1c (-0.28% to -0.37%).

Aleniglipron demonstrated a tolerability profile consistent with the GLP-1 receptor agonist class following repeated, once-daily dosing of up to 120 mg in the Phase 2b ACCESS study. As expected for the GLP1-RA drug class, the most common AEs were gastrointestinal (GI)-related and the two most common AEs in the titration phase were nausea and vomiting. AEs were generally observed early in treatment. In the Phase 2b ACCESS study, the AE-related treatment discontinuation rate ranged from 7.7% - 13.3% between all doses, with a mean 10.4% across all active arms in the study.

Exploratory ACCESS II Study - Evaluating higher doses up to 240 mg

ACCESS II is a randomized, double-blind, placebo-controlled, clinical study of aleniglipron that enrolled 85 adult participants living with obesity, or overweight with at least one weight-related comorbidity. The study was designed to evaluate two higher doses of aleniglipron. Participants started at 5 mg of aleniglipron (or placebo) and followed a 4-week titration schedule up to target doses of 120 mg, 180 mg and 240 mg. The 44-week study remains ongoing, with data from a prespecified 36-week analysis currently available.

At 36 weeks, each of the three dose cohorts in the ACCESS II study met statistical significance compared to placebo. Primary efficacy estimand results at 36 weeks are as follows:

	Aleniglipron 120 mg	Aleniglipron 180 mg	Aleniglipron 240 mg	Placebo
Mean percent change in body weight at 36 weeks compared to baseline	-13.1	-13.3	-14.2	+1.0
Placebo-adjusted mean percent change in body weight at 36 weeks compared to baseline	-14.1	-14.4	-15.3	-
P-value	p<0.0001	p<0.0001	p<0.0001	-

Aleniglipron demonstrated a tolerability profile consistent with the GLP-1 receptor agonist class following repeated, once- daily dosing of up to 240 mg. As expected for the GLP1-RA drug class, the most common AEs were GI-related and the two most common AEs in the titration phase were nausea and vomiting. AEs were generally observed early in treatment.

Body Composition Study - Evaluating lower 2.5 mg starting dose

Structure Therapeutics is currently conducting a randomized, placebo-controlled body composition study that enrolled 71 adult participants to assess the effect of aleniglipron (up to 120 mg) on body fat loss over a 40-week evaluation period. Participants in the aleniglipron treatment arm start at a 2.5 mg dose, and titrate up monthly to a target dose of 120 mg. Data from a pre-specified interim analysis after a median follow-up time of approximately 10 weeks showed that starting at a lower dose of 2.5 mg for the first four weeks meaningfully improved tolerability compared to what was observed at a starting titration dose of 5 mg in the ACCESS and ACCESS II studies, with no AE-related treatment discontinuations observed at the initial 2.5 mg dose or the subsequent 5 mg dose.

ACCESS Open-Label Extension Study - Following randomized 36-week period, evaluating lower 2.5mg starting dose

Following the 36-week randomized controlled portion of the Phase 2b ACCESS study, the majority of eligible ACCESS participants enrolled in ACCESS OLE. An initial analysis from the ongoing OLE demonstrates continuing weight loss in all dose cohorts out to 44 weeks, showing no evidence of weight loss plateau.

In the ACCESS OLE, participants who received placebo in the initial double-blind portion transitioned to aleniglipron at a starting dose of 2.5 mg and titrate monthly to a target dose of 120 mg. Initial data from this group of participants after eight weeks of treatment are consistent with the findings from the body composition study, showing that starting at a 2.5 mg titration dose meaningfully improved tolerability compared to what was observed in the starting 5 mg titration dose in ACCESS and ACCESS II studies, with no AE-related treatment discontinuations at the initial 2.5 mg or the subsequent 5 mg dose.

Aleniglipron Safety

Aleniglipron demonstrated a compelling safety profile across all studies. Importantly, there were no cases of drug-induced liver injury, no persistent liver enzyme elevations, and no QTc prolongation across all aleniglipron studies.

Phase 3 Preparation

Data from ACCESS, ACCESS II, body composition, and the ACCESS OLE studies provide a strong foundation to advance aleniglipron into Phase 3 clinical development. The Company plans to request a Type B End-of-Phase 2 meeting with the United States Food and Drug Administration (FDA) in the first half of 2026 to finalize the Phase 3 design, which is currently designed with a starting titration dose of 2.5 mg with the intent to evaluate multiple doses up to 240 mg. Structure Therapeutics anticipates initiating the Phase 3 program by mid-2026.

Conference Call and Webcast Information

Structure Therapeutics will host a conference call and webcast today, December 8, 2025 at 8:30 a.m. Eastern Time. A live webcast of the call will be available on the Investor Relations page of Structure Therapeutics’ website at https://ir.structuretx.com/events-presentations/events. To access the call by phone, participants should visit this link to receive dial-in details. The webcast will be made available for replay on Structure Therapeutics’ website beginning approximately two hours after the live event. The replay of the webcast will be available for 90 days.

About Aleniglipron and Structure Therapeutics’ Oral Metabolic Franchise

Aleniglipron (GSBR-1290) is an investigational orally-available, small molecule agonist of the glucagon-like-peptide-1 (GLP-1) receptor, a validated drug target for the treatment of obesity and type 2 diabetes mellitus (T2DM). Through Structure Therapeutics’ structure-based drug discovery platform, aleniglipron was designed to be a biased G Protein-Coupled Receptor (GPCR) agonist, which selectively activates the G-protein signaling pathway. Beyond aleniglipron, Structure Therapeutics is developing next generation oral small molecules including amylin receptor agonists, and other combination GLP-1 receptor agonists candidates such as glucose-dependent insulinotropic polypeptide (GIP), glucagon and apelin oral small molecules.

About Structure Therapeutics
Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage oral small molecule compounds designed to surpass the scalability limitations of traditional biologic and peptide therapies and be accessible to more people living with obesity around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; any expectations regarding the potential benefits, tolerability and safety profile, accessibility, scalability, combinability, capability, efficacy, convenience, expected effects and future application of aleniglipron; the belief that data to date from the Phase 2b ACCESS, Phase 2 ACCESS II, body composition, and the Phase 2b ACCESS OLE studies support and inform advancement of the Phase 3 clinical development of aleniglipron; the belief that aleniglipron represents a potentially best-in-class small molecule GLP1 and may be a backbone therapy for obesity; the expected timing for the meeting with the FDA to finalize the Phase 3 trial design and the Phase 3 program initiation of aleniglipron; any presumption that topline, interim or preliminary data will be representative of final data or data in later clinical trials; and the belief that the results from ACCESS program represent a promising advance in the therapeutic landscape and brings the Company closer to a future where people living with obesity have multiple, accessible options to address their needs. In addition, when or if used in this press release, the words and phrases “anticipated,” “believe,” “expect,” “may,” “on track,” “plan,” “potential,” “suggests,” “to be,” “to begin,” “will,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation: risks and uncertainties related to topline results that the Company reports are based on preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and such topline data may not accurately reflect the complete results of a clinical trial, the preliminary nature of the results due to the length of the study and sample size and the results from earlier clinical studies not necessarily being predictive of future results; potential delays in the commencement, enrollment and completion of the Company’s planned clinical studies; the Company’s ability to advance aleniglipron, ACCG-2671, ACCG-3535, ANPA-0073, LTSE-2578, and its other therapeutic candidates, obtain regulatory approval of, and ultimately commercialize the Company’s therapeutic candidates; competitive products or approaches limiting the commercial value of the Company’s product candidates; the timing and results of preclinical and clinical studies; the Company’s ability to fund development activities and achieve development goals; the Company's reliance on third parties, including clinical research organizations, manufacturers, suppliers and collaborators, over which it may not always have full control; general geopolitical and macroeconomic conditions, including as a result of tariffs and various global conflicts; the Company’s ability to protect its intellectual property; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s latest Quarterly Report on Form 10-Q and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com

#####

i The primary efficacy estimand represents efficacy had all randomized participants remained on study treatment (with possible dose interruptions and/or dose modifications) for 36 weeks without initiating rescue weight management treatments or surgeries.